EXHIBIT 99.1



                                                                 [MASTEC LOGO]



NEWS

For Immediate Release                            From MasTec, Inc.
April 1, 1996                                    8600 N.W. 36 Street, 8th Floor
                                                 Miami, Florida 33166
                                                 Tel:  (305) 599-1800
                                                 Fax:  (305) 599-1572
                                                 For more information contact:
                                                 Edwin D. Johnson,
                                                 Chief Financial Officer


                    MASTEC AGREES TO ACQUIRE TELEFONICA UNIT

         MIAMI, FL - MasTec, Inc. (NASDAQ:MASX) and Telefonica de Espana, S.A. announced today an agreement to sell 100% of the capital stock of Telefonica's telecommunications construction services subsidiary, Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel"), to MasTec. Sintel is the leading telecommunications construction services company in Spain and has operations in Argentina, Chile, Peru and Venezuela.

         The acquisition will more than double the size of MasTec, creating an international telecommunications construction services provider with total combined assets of approximately $480 million and more than 5,000 total employees. The combined company will be one of the largest telecommunications construction services companies in the world, with operations in 35 states, Spain, Argentina, Chile, Peru and Venezuela.

         The purchase price is $39.5 million (all dollar amounts in this release reflect a current exchange rate of 124 Spanish pesetas to the dollar) and is to be paid over three years.

         For 1995, Sintel had: consolidated revenue of $390 million; operating income, not including the restructuring charge, of $27.54 million; Earnings before interest, taxes, depreciation and amortization, not including the restructuring charge, of $32.55 million; and a


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net loss of $14.07 million, which includes a $27.86 million restructuring charge resulting from personnel reductions and other cost cutting measures.

         Candido Velazquez, Chairman of Telefonica, stated: "We are excited about the sale of Sintel to MasTec in that it will allow Sintel to be part of a global telecom services company which will afford it more growth opportunities. In addition, Telefonica is pleased to work with MasTec as our leading construction services partner across the world in further developing Telefonica's core operations."

         As part of the agreement and to contribute to the financial strength and future viability of Sintel, Telefonica has agreed to the following:

                  o The award of a three year, $604 million construction services contract.

                  o To make a capital contribution to Sintel of $24.2 million.

                  o To purchase certain fixed assets, land and buildings for $12.1 million.

                  o        To pay a tax credit to Sintel of $4.7 million.

         The capital contribution, purchase of fixed assets and payment of the tax credit have all been made prior to April 1.

         The cash infusion from Telefonica is to be used to reduce Sintel's debt to increase operating efficiencies.

         The financial restructuring will leave Sintel with approximately $323 million in assets, including $232 million of accounts receivables, and total debt of approximately $63 million.

         Jorge Mas, Chief Executive Officer of MasTec, stated: "This is a significant step in the history of MasTec, not only because of its size and expected positive financial impact but because it is anticipated that Sintel will provide us with high growth opportunities using an established company in the emerging Spanish cable television market and the explosive Latin American telecommunications market. By being removed from the Telefonica umbrella, Sintel can now pursue a diversification strategy, expanding its client base to other telecommunications companies. This also provides MasTec with additional human resources throughout the world, which will better allow us to execute our growth strategy."

         Mr. Mas also indicated that Sintel's existing management, which engineered an impressive turnaround in 1995 results, will continue to operate Sintel. Sintel's current president, Jose Luis Ucieda Arcas, will remain as president.

         The acquisition has been approved by the respective boards of directors of MasTec and Telefonica. Closing is scheduled for April 30, 1996.

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Financial  Highlights  (year ended  December 31, 1995) (in U.S.  dollars,  at an assumed exchange rate of 124:1, and which have been derived from the audited financial statements of Sintel prepared under generally accepted accounting principles in Spain, which differ from U.S. GAAP):

================================================================================
                                  SINTEL GROUP (1)              SINTEL SPAIN
- --------------------------------------------------------------------------------
Revenue                              $392,778,113               $251,995,266
- --------------------------------------------------------------------------------
EBITDA                                $32,549,282                $20,027,556
- --------------------------------------------------------------------------------
EBIT                                  $27,536,331                 17,124,411
- --------------------------------------------------------------------------------
Interest Expense                      $17,563,282                $14,592,403
- --------------------------------------------------------------------------------
Restructuring Expense                 $27,864,000                $26,538,637
- --------------------------------------------------------------------------------
Net income (loss)                    $(14,078,766)              $(15,168,758)
================================================================================

(1) Includes Sintel-Spain as well as Sintel's South American subsidiaries, which have been accounted for based on Spanish GAAP.


         MasTec is filing today with the Securities and Exchange Commission a Current Report on Form 8-K, to which reference is hereby made.


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